Exhibit 99.1

Contacts:	For Media:	John Calagna (212) 578-6252

	For Investors:	Edward Spehar (212) 578-7888

METLIFE COMPLETES MERGER OF THREE LIFE INSURANCE COMPANIES AND

ONE FORMER OFFSHORE REINSURANCE SUBSIDIARY

NEW YORK, Nov. 17, 2014—MetLife, Inc. (NYSE: MET) today announced that it had completed the mergers of its subsidiaries MetLife Insurance Company of Connecticut, MetLife Investors USA Insurance Company, MetLife Investors Insurance Company and Exeter Reassurance Company Limited. The merged company has been renamed MetLife Insurance Company USA and is domiciled in Delaware. All necessary regulatory approvals have been received for these mergers.

At its Investor Day meeting in May 2013, MetLife announced it would merge these subsidiaries to better position the company to comply with Dodd-Frank collateral requirements, proactively address regulatory issues surrounding the use of captive reinsurance companies, and improve the risk profile and transparency of MetLife’s U.S. variable annuity business. The decision was part of MetLife’s larger effort to de-risk its variable annuity business.

All policy, contract, certificate or retained asset account terms, conditions or benefits remain unchanged as a result of the merger.

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the largest life insurance companies in the world. Founded in 1868, MetLife is a global provider of life insurance, annuities, employee benefits and asset management. Serving approximately 100 million customers, MetLife has operations in nearly 50 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

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